Exhibit 10.1

AMENDMENT NUMBER TWO TO THE

AMERICAN PUBLIC EDUCATION, INC. 2017 OMNIBUS INCENTIVE PLAN

The American Public Education, Inc. 2017 Omnibus Incentive Plan (the “Plan”) is hereby amended (this “Amendment”) as set forth below by the Board of Directors of American Public Education, Inc. (the “Corporation”), subject to the approval of this Amendment by the stockholders of the Corporation:

1.    Section 4.1, part (i), of the Plan is amended and restated to increase the number of shares available for issuance by one million one hundred twenty five thousand (1,125,000) as follows, with the remainder of Section 4.1 remaining unchanged:

“(i) four million two hundred twenty five thousand (4,225,000) shares of Stock, plus”

2.    Section 2.22, part (a) of the Plan is amended and restated as follows, with the remainder of Section 2.22 remaining unchanged:

“(a) If on such date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.”

3.     Section 10.4 of the Plan is amended and restated as follows:

“Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee (a) may provide in an Award Agreement evidencing a grant of Restricted Stock that any cash dividend payments or distributions paid on Restricted Stock shall be reinvested in shares of Stock, which shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (b) shall provide that any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. For the avoidance of doubt, cash and stock dividends declared or paid on shares of Restricted Stock shall not vest or become payable unless and until the shares of Restricted Stock to which the dividends apply become vested and nonforfeitable. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.”

4.     The Plan shall otherwise be unchanged by this Amendment.

5.     This Amendment is adopted subject to approval by the stockholders of the Corporation at the Corporation’s 2022 Annual Meeting of Stockholders. If the stockholders fail to approve this Amendment at the Annual Meeting, the Plan shall continue in existence in accordance with its terms.

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The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on March 29, 2022, subject to the approval of the Amendment by the stockholders of the Corporation.

/s/ Thomas A. Beckett
Thomas A. Beckett
Secretary

The foregoing Amendment to the Plan was duly adopted by the stockholders of the Corporation at a meeting held on May 20, 2022.

/s/ Thomas A. Beckett
Thomas A. Beckett
Secretary